Exhibit 5.1

THOMPSON & KNIGHT LLP
ATTORNEYS AND COUNSELORS ONE ARTS PLAZA 1722 ROUTH STREET — SUITE 1500 DALLAS, TEXAS 75201-2533 (214) 969-1700 FAX (214) 969-1751 www.tklaw.com August 18, 2014	AUSTIN DALLAS FORT WORTH HOUSTON LOS ANGELES NEW YORK SAN FRANCISCO ALGIERS LONDON MEXICO CITY MONTERREY PARIS

Rex Energy Corporation

366 Walker Drive

State College, Pennsylvania 16801

Ladies and Gentlemen:

We have acted as special counsel for Rex Energy Corporation, a Delaware corporation (the “Company”), in connection with:

(i) the offering and sale (the “Offering”) by the Company of 16,100 shares of its 6.00% Convertible Perpetual Preferred Stock, Series A, par value $0.001 per share (the “Preferred Shares”), that are represented by 1,610,000 depositary shares (the “Depositary Shares”), which are being sold pursuant to the Underwriting Agreement, dated as of August 13, 2014 (the “Underwriting Agreement”), between the Company and RBC Capital Markets, LLC, as the representative of the several underwriters named therein (the “Underwriters”);

(ii) the Company’s registration statement on Form S-3 (Registration No. 333-196623) dated June 9, 2014 as amended as of August 12, 2014, including the Prospectus dated August 12, 2014 (the “Base Prospectus”) included therein (the “Registration Statement”) filed by the Company under the Securities Act of 1933, as amended (the “Act”), with the Securities and Exchange Commission (the “SEC”); and

(iii) the prospectus supplement dated August 13, 2014 (the “Prospectus Supplement”) filed by the Company under the Act with the SEC.

In connection with this opinion letter, we have examined original counterparts or copies of original counterparts of the following documents:

(a) The Registration Statement.

(b) The Prospectus Supplement.

(c) The Company’s Certificate of Designations, Preferences, Rights and Limitations of 6.00% Convertible Perpetual Preferred Stock, Series A dated August 15, 2014 (the “Certificate of Designations”) specifying the terms of the Preferred Shares.

(d) The Underwriting Agreement.

Rex Energy Corporation

August 18, 2014

(e) The Deposit Agreement dated as of August 18, 2014 (the “Deposit Agreement”) among the Company, Computershare Trust Company, N.A. and Computershare Inc. (collectively, the “Depositary”) and the holders from time to time of the Depositary Shares.

The Underwriting Agreement, the Certificate of Designations and the Deposit Agreement are referred to together herein as the “Transaction Documents”. We have also examined originals or copies of such other records of the Company, certificates of public officials and of officers or other representatives of the Company and agreements and other documents as we have deemed necessary, subject to the assumptions set forth below, as a basis for the opinions expressed below.

In rendering the opinions expressed below, we have assumed:

(i) The genuineness of all signatures.

(ii) The authenticity of the originals of the documents submitted to us.

(iii) The conformity to authentic originals of any documents submitted to us as copies.

(iv) As to matters of fact, the truthfulness of the representations made or otherwise incorporated in the Underwriting Agreement and the Deposit Agreement and representations and statements made in certificates of officers of the Company.

(vi) The Underwriting Agreement and the Deposit Agreement constitute the legal, valid and binding obligation of the parties thereto (other than the Company).

(v) All Depositary Shares will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Prospectus Supplement, the Base Prospectus, the Underwriting Agreement and the Deposit Agreement.

(vi) The Company has received payment for the Preferred Shares in accordance with the Underwriting Agreement.

Based upon the foregoing, and subject to the qualifications and limitations herein set forth, we are of the opinion that:

1. The Preferred Shares have been duly authorized and are validly issued, fully paid and nonassessable.

2. The Depositary Shares are legally issued and will entitle the holder thereof to the rights specified therein and in the Deposit Agreement.

This opinion letter has been prepared, and is to be understood, in accordance with customary practice of lawyers who regularly give and lawyers who regularly advise recipients

Rex Energy Corporation

August 18, 2014

regarding opinions of this kind, is limited to the matters expressly stated herein, and no opinions may be inferred or implied beyond the matters expressly stated herein. The opinions expressed herein are rendered and speak only as of the date hereof and we specifically disclaim any responsibility to update such opinions subsequent to the date hereof or to advise you of subsequent developments affecting such opinions. We note that we only represent the Company and its affiliates with respect to specific transactions, including the transactions contemplated by the Transaction Documents, and we are not general outside counsel for the Company and its affiliates.

We hereby consent to the filing of this opinion of counsel as Exhibit 5.1 to the Current Report on Form 8-K of the Company dated as of the date hereof, to the incorporation by reference of this opinion of counsel into the Registration Statement and to the reference to our Firm under the heading “Legal Matters” in the Prospectus Supplement and the Base Prospectus. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC issued thereunder.

Respectfully submitted,

THOMPSON & KNIGHT LLP

RHS/WPW/JH/CC

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